MUSICK, PEELER & GARRETT LLP

 ATTORNEYS AT LAW

200 NORTH WESTLAKE BOULEVARD, SUITE 204

WESTLAKE VILLAGE, CALIFORNIA 91362

TELEPHONE: (805) 418-3100

FACSIMILE: (805) 418-3101

WWW:MPGWEB.COM

July 27, 2005

Berry Petroleum Company

5201 Truxtun Avenue, Suite 300

Bakersfield, CA 93309

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Berry Petroleum Company, a Delaware corporation (the "Company"), in connection with the various legal matters relating to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission with respect to the additional 1,450,000 shares of Class A Common Stock, $.01 par value per share ("Shares"), which may be issued pursuant to the Company's 2005 Equity Incentive Plan and rights ("Rights") to purchase 1,450,000 Shares upon the occurrence of certain events pursuant to the Berry Petroleum Company Rights Agreement dated December 8, 1999.

We have examined such corporate records, certificates, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we advise you that in our opinion:

1

MUSICK, PEELER & GARRETT LLP

ATTORNEYS AT LAW

Berry Petroleum Company

July 27, 2005

          (1) the Company's 2005 Equity Incentive Plan and the Berry Petroleum Company Rights Agreement dated December 8, 1999 have been duly authorized;

          (2) when issued in accordance with such authorization, the provisions of the 2005 Equity Incentive Plan, and relevant agreements duly authorized by and in accordance with the terms of the 2005 Equity Incentive Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the 2005 Equity Incentive Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company's Common Stock, the Shares will be validly issued, fully paid and non-assessable; and

          (3) when issued in accordance with such authorization, the Berry Petroleum Company Rights Agreement dated December 8, 1999 and relevant agreements duly authorized by and in accordance with the terms of the Berry Petroleum Company Rights Agreement dated December 8, 1999, the Rights that accompany such shares of Common Stock will be validly issued.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Code Section 229.601(b)(5), in connection with the Registration Statement.  This opinion letter is limited to the matters expressly stated herein and no opinion or other statement may be inferred or implied beyond the matters expressly stated herein. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration statement.

We consent to the use of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        /s/ Musick, Peeler & Garrett LLP

                                                        MUSICK, PEELER & GARRETT LLP